ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-223208

Dated March 28, 2019

HSBC USA Inc. Buffer GEARS

$          Securities linked to the least performing of the S&P 500® Index and the Russell 2000® Index due on or about March 31, 2026

Investment Description

These Buffer GEARS (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the least performing of the S&P 500® Index and the Russell 2000® Index (each, an “Underlying Index” and together, the “Underlying Indices”). The amount you receive at maturity will be based on the direction and percentage change in the level of the Underlying Index with the lowest Underlying Index Return as compared to any other Underlying Index (the “Least Performing Underlying Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Underlying Index Return of each Underlying Index is greater than zero, we will pay the Principal Amount at maturity plus a return equal to at least 1.59 (to be determined on the Trade Date, the “Upside Gearing”) multiplied by the Underlying Index Return of the Least Performing Underlying Index. If the Underlying Index Return of any Underlying Index is zero or negative but the Final Level of each Underlying Index is not below its Downside Threshold, HSBC will repay the full principal amount at maturity. However, if the Underlying Index Return of any Underlying Index is negative and the Final Level of any Underlying Index is below its Downside Threshold, HSBC will pay less than the full principal amount at maturity, resulting in a loss of principal that is equal to the Least Performing Underlying Index’s decline in excess of 25%. Investing in the Securities involves significant risks. The Securities do not pay any interest. You will be exposed to the market risk of each Underlying Index and any decline in the level of on Underlying Index will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying Index. You may lose up to 75% of your principal amount if the Underlying Index Return of any Underlying Index is below its Downside Threshold. The downside market exposure to the Least Performing Underlying Index is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑   Enhanced Growth Potential: At maturity, the Securities enhance any positive Underlying Index Return of the Least Performing Underlying Index. If the Underlying Index Return of any Underlying Index is negative and the Final Level of any Underlying Index is below its Downside Threshold, investors will be exposed to the downside market risk of the negative Underlying Index Return of the Least Performing Underlying Index at maturity.

❑   Buffered Downside Market Exposure: If the Underlying Index Return of the Least Performing Underlying Index is zero or negative but the Final Level of each Underlying Index is not below its Downside Threshold, HSBC will repay the full principal amount at maturity. However, if the Underlying Index Return of the Least Performing Underlying Index is negative and the Final Level of any Underlying Index is below its Downside Threshold, HSBC will pay less than the full principal amount at maturity, resulting in a loss of principal that is equal to the Least Performing Underlying Index’s decline in excess of 25%. Accordingly, you may lose up to 75% of the principal amount of the Securities. The downside market exposure to the Least Performing Underlying Index is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Pricing Date	March 27, 2019

Trade Date	March 28, 2019

Settlement Date	April 1, 2019

Final Valuation Date[2]	March 26, 2026

Maturity Date[2]	March 31, 2026

[1] Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF UP TO 75% OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to an offering of Securities linked the least performing of the S&P 500® Index and the Russell 2000® Index. The return on the Securities has no maximum limit. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The Initial Level and Downside Threshold of each Underlying Index were determined on the Pricing Date.

Underlying Indices (Least Performing of)	Initial Level	Downside Threshold*	Buffer	Upside Gearing	CUSIP/ISIN
The S&P 500® Index (Ticker: “SPX”)	2,805.37	2,104.03, which is 75% of its Initial Level	25%	At least 1.59 (to be determined on the Trade Date)	40436B600 / US40436B6002
The Russell 2000® Index (Ticker: “RTY”)	1,522.231	1,141.673, which is 75% of its Initial Level

*Rounded to two decimal places for the SPX and three decimal places for the RTY.

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated February 26, 2018, the accompanying prospectus supplement dated February 26, 2018, the accompanying Equity Index Underlying Supplement dated February 26, 2018 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 14 of this free writing prospectus for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is expected to be between $9.40 and $9.65 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$10.00	$0.35	$9.65
Total	●	●	●

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 14 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of Securities identified on the cover page. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Underlying Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated February 26, 2018:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

♦	Prospectus supplement dated February 26, 2018:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

♦	Prospectus dated February 26, 2018:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 26, 2018, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 26, 2018 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated February 26, 2018.

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Investor Suitability

The Securities may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 75% of your initial investment.

♦  You are willing to make an investment where you could lose some or up to 75% of your initial investment and are willing to make an investment that may be exposed to similar downside market risk as the Least Performing Underlying Index, subject to the Buffer at maturity.

♦  You understand that an investment in the Securities is linked to the performance of the Least Performing Underlying Index and not a basket of the Underlying Indices and that you will be exposed to the market risk of each Underlying Index.

♦  You believe that each Underlying Index will appreciate over the term of the Securities.

♦  You understand and accept the risks associated with the Underlying Indices.

♦  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlying Indices.

♦  You are willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.

♦  You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦  You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Indices.

♦  You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of 75% of your initial investment.

♦  You seek an investment that is designed to return your full Principal Amount at maturity.

♦  You are not willing to make an investment in which you could lose some or up to 75% of your Principal Amount and you are not willing to make an investment that may be exposed to similar downside market risk as the Least Performing Underlying Index, subject to the Buffer at maturity.

♦  You do not understand or accept that an investment in the Securities is linked to the performance of the Least Performing Underlying Index and not a basket of the Underlying Indices or that you will be exposed to the market risk of each Underlying Index.

♦  You believe that the level of any Underlying Index will decline during the term of the Securities.

♦  You do not understand or accept the risks associated with the Underlying Indices.

♦  You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside fluctuations in the levels of the Underlying Indices.

♦  You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦  You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Indices.

♦  You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Underlying Indices, see page 12 of this free writing prospectus and page S-37 and S-43 of the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

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Indicative Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 7 years
Pricing Date	March 27, 2019
Trade Date[1]	March 28, 2019
Settlement Date[1]	April 1, 2019
Final Valuation Date[1]	March 26, 2026, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Maturity Date[1]	March 31, 2026, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Underlying Indices	The S&P 500® Index (Ticker: “SPX”) and the Russell 2000® Index (Ticker: “RTY”)
Buffer	25%
Downside Threshold	For each Underlying Index, 75% of its Initial Level, as indicated on the cover page of this free writing prospectus.
Upside Gearing	At least 1.59 (to be determined on the Trade Date).
Payment at Maturity (per $10 Security)[2]

You will receive a payment on the Maturity Date calculated as follows:

If the Underlying Index Return of each Underlying Index is greater than zero, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + [$10 × (the Underlying Index Return of the Least Performing Underlying Index × the Upside Gearing)]

If the Underlying Index Return of any Underlying Index is zero or negative, but the Final Level of each Underlying Index is not below its Downside Threshold, HSBC will pay you the principal amount of:

$10.

If the Underlying Index Return of any Underlying Index is negative and the Final Level of any Underlying Index is below its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + [$10 × (Underlying Index Return of the Least Performing Underlying Index + Buffer)]

In this case, you will suffer a percentage loss (up to 75%) on your initial investment equal to the decline in the level of Least Performing Underlying Index in excess of the Buffer, regardless of the performance of any other Underlying Index.

Underlying Index Return	For each Underlying Index, calculated as follows: Final Level – Initial Level Initial Level
Least Performing Underlying Index	The Underlying Index with the lowest Underlying Index Return.
Initial Level	For each Underlying Index, its Official Closing Level on the Pricing Date, as indicated on the cover page of this free writing prospectus.
Final Level	For each Underlying Index, its Official Closing Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40436B600 / US40436B6002
Estimated Initial Value	The Estimated Initial Value of the Securities will be less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, Will Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose UP TO 75% of your principal amount. Specifically, if the final level of any Underlying index is below its downside threshold, you will lose a percentage of your principal amount equal to the percentage decline in the level of the least performing underlying index in excess of the buffer. You will be exposed to the market risk of each Underlying Index and any decline in the level of on Underlying Index will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying Index. Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Expected. In the event any change is made to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

The Initial Level and Downside Threshold of each Underlying Index were determined. The Upside Gearing is set.

The Final Level and Underlying Index Return of each Underlying Index are determined on the Final Valuation Date.

If the Underlying Index Return of each Underlying Index is greater than zero, HSBC will pay you a cash payment per Security equal to:

$10 + [$10 × (the Underlying Index Return of the Least Performing Underlying Index × Upside Gearing)]

If the Underlying Index Return of any Underlying Index is zero or negative, but the Final Level of each Underlying Index is not below its Downside Threshold, HSBC will pay you a cash payment of $10 per Security.

If the Underlying Index Return of any Underlying Index is negative and the Final Level of any Underlying Index is below its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + [$10 × (Underlying Index Return of the Least Performing Underlying Index + Buffer)]

In this case, you will suffer a percentage loss (up to 75%) on your initial investment equal to the decline in the level of Least Performing Underlying Index in excess of the Buffer, regardless of the performance of any other Underlying Index.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦   Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Least Performing Underlying Index and will depend on whether, and to the extent which, the Underlying Index Return of the Least Performing Underlying Index is positive or negative. If the Underlying Index Return of the Least Performing Underlying Index is negative and its Final Level is below its Downside Threshold, HSBC will pay you less than the Principal Amount at maturity, resulting in a loss of principal equal to the negative Underlying Index Return of the Least Performing Underlying Index in excess of the Buffer. Accordingly, you could lose up to 75% of the Principal Amount of the Securities.

♦   Your Return Will Be Based on the Individual Return of Each Underlying Index – Unlike securities linked to a basket of underlyings, the Securities will be linked to the individual performance of each Underlying Index. Because the Securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlying Indices to the same degree for each Underlying Index. The amount payable on the Securities, if any, depends on the performance of the Least Performing Underlying Index regardless of the performance of the other Underlying Index. You will bear the risk that either of the Underlying Indices will perform poorly.

♦   Because the Securities Are Linked to the Least Performing of More Than One Underlying Index, There Is a Greater Risk of You Sustaining a Significant Loss on Your Investment – The risk that you will lose some or all of your initial investment in the Securities at maturity is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of only one Underlying Index. With multiple Underlying Indices, it is more likely that the Official Closing Level of at least one Underlying Index will be less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will suffer a significant loss on your investment at maturity.

In addition, movements in the levels of the Underlying Indices may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. The correlation of two Underlying Indices represents a statistical measurement of the degree to which the ratios of the returns of those Underlying Indices were similar to each other over a given period of time.

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Initial Level or Downside Threshold on the Final Valuation Date. This is because the less positively correlated two Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a loss of principal at maturity. However, even if two Underlying Indices have a higher positive correlation, one or more of those Underlying Indices might close below its Downside Threshold on the Final Valuation Date, as the Underlying Indices may decrease in value together.

♦   The Upside Gearing Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Upside Gearing times the Underlying Index Return of the Least Performing Underlying Index. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.

♦   The Amount Payable on the Securities Is Not Linked to the Levels of the Underlying Indices at Any Time Other Than on the Final Valuation Date – The Underlying Index Return of each Underlying Index will be based on its Final Level on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the levels of the Underlying Indices appreciate prior to the Final Valuation Date but then decrease as of the Final Valuation Date, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the levels of the Underlying Indices prior to such decrease. Although the actual levels of the Underlying Indices on the Maturity Date or at other times during the term of the Securities may be higher than their respective Final Levels, the Payment at Maturity will be based solely on the Final Levels on the Final Valuation Date. You may have to sell the Securities at a loss relative to your initial investment even if the levels of the Underlying Indices at that time are above their respective Initial Levels.

♦   The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦   The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, Will Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities will be calculated by us on the Trade Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We will determine the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions

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and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦   The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlying Indices and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦   If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 12 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦   No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦   Owning the Securities Is Not the Same as Owning the Stocks Included in the Underlying Indices – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Underlying Indices. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would the holders of the stocks included in the Underlying Indices. Each Underlying Index is a price return index, and the Underlying Index Return excludes any cash dividend payments paid on its component stocks.

♦   The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦   Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than such purchase price.

♦   Changes Affecting the Underlying Indices – The policies of the sponsor of an Underlying Index concerning additions, deletions and substitutions of the stocks included in such Underlying Index and the manner in which such Underlying Index sponsor takes account of certain changes affecting those stocks included in such Underlying Index may adversely affect the level of such Underlying Index. The policies of the sponsor of an Underlying Index with respect to the calculation of such Underlying Index could also adversely affect the level of such Underlying Index. The sponsor of an Underlying Index may discontinue or suspend calculation or dissemination of such Underlying Index. Any such actions could have an adverse effect on the value of the Securities.

♦   The Securities Are Subject to Small-Capitalization Risk – The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

♦   The Probability That an Underlying Index Will Fall Below its Downside Threshold on the Final Valuation Date Will Depend on the Volatility of such Underlying Index – “Volatility" refers to the frequency and magnitude of changes in the level of an Underlying Index. Greater expected volatility with respect to an Underlying Index reflects a higher expectation as of the Trade Date that such Underlying Index could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, an Underlying Index's volatility can change significantly over the term of the Securities. The level of an Underlying Index could fall sharply, which could result in a significant loss of principal.

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♦   Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in an Underlying Index, which could affect the price of such stocks or the level of that Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on each Final Level as well as whether to postpone the determination of each Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦   Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the levels of the Underlying Indices or the price of the stocks included in the Underlying Indices, and therefore, the market value of the Securities.

♦   Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the levels of the Underlying Indices; the correlation of the Underlying Indices; the volatility of the Underlying Indices; the dividend rate paid on stocks included in an Underlying Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦   Potential HSBC and UBS Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc. or any of our or their respective affiliates in the stocks included in the Underlying Indices or in futures, options, exchange-traded funds or other derivative products on stocks included in the Underlying Indices, may adversely affect the market value of the stocks included in the Underlying Indices, the levels of the Underlying Indices, and, therefore, the market value of your Securities.

♦   Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” on page 10 of this free writing prospectus and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. The hypothetical terms used below are not the actual terms that will apply to the Securities, which are indicated on the cover hereof. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying Index relative to its Initial Level. We cannot predict the Final Level of an Underlying Index. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of an Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities.

The following scenario analysis and examples assume a hypothetical Initial Level of 1,000 for each Underlying Index, a Downside Threshold of 75% of the hypothetical Initial Level and a hypothetical Upside Gearing of 1.59 (the actual Upside Gearing will be at least 1.59, to be determined on the Trade Date).

Example 1— All Underlying Indices appreciate over the term of the Securities.

Underlying Index	Initial Level	Final Level	Underlying Index Return
SPX	1,000.00	1,700.00	70.00%
RTY	1,000.00	1,500.00	50.00%

The RTY is the Least Performing Underlying Index and its Underlying Index Return is greater than zero and expressed as a formula:

Underlying Index Return of the Least Performing Underlying Index = (1,500.00 – 1,000.00) / 1,000.00 = 50.00%

Because the Underlying Index Return of each Underlying Index is greater than zero, the Payment at Maturity for each $10 Principal Amount of Securities is equal to:

$10.00 + [$10.00 × (50.00% × 1.59)]

Payment at Maturity = $17.95

Example 2— Underlying Index Return of at least one Underlying Index is zero or negative, but the Final Level of each Underlying Index is not below its Downside Threshold.

Underlying Index	Initial Level	Final Level	Underlying Index Return
SPX	1,000.00	750.00	-25.00%
RTY	1,000.00	1,100.00	10.00%

The SPX is the Least Performing Underlying Index and its Underlying Index Return is negative and expressed as a formula:

Underlying Index Return of the Least Performing Underlying Index = (750.00 – 1,000.00) / 1,000 = -25.00%

Payment at Maturity = $10.00

Because the Underlying Index Return of the at least one Underlying Index is less than zero, but the Final Level of each Underlying Index is not below its Downside Threshold, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 principal amount of Securities (a return of zero percent).

Example 3— Underlying Index Return of at least one Underlying Index is zero or negative, and the Final Level of at least one Underlying Index is below its Downside Threshold.

Underlying Index	Initial Level	Final Level	Underlying Index Return
SPX	1,000.00	1,200.00	20.00%
RTY	1,000.00	500.00	-50.00%

The RTY is the Least Performing Underlying Index and its Underlying Index Return is negative and expressed as a formula:

Underlying Index Return of the Least Performing Underlying Index = (500.00 – 1,000.00) / 1,000.00 = -50.00%

Payment at Maturity = $10 + [$10 × (-50.00%+25.00%)] = $7.50

Because the Underlying Index Return of at least one Underlying Index is less than zero and the Final Level of at least one Underlying Index is below its Downside Threshold, the Securities will be exposed to any decline in the level of the Least Performing Underlying Index on the Final Valuation Date beyond the Buffer. Therefore, the return on the principal amount is -25.00%. In this case, you would incur a loss of 25.00% of the principal amount.

If the Final Level of the Least Performing Underlying Index is below its Downside Threshold on the Final Valuation Date, the Securities will be exposed to any decline in the Least Performing Underlying Index beyond the Buffer, and you will lose some or a significant portion (up to 75%) of your principal amount at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Least Performing Underlying Index*			Performance of the Securities
Hypothetical Final Level of the Least Performing Underlying Index	Hypothetical Underlying Index Return of the Least Performing Underlying Index	Upside Gearing	Payment at Maturity	Return on Securities at Maturity**
2,000.00	100%	1.59	$25.900	159.00%
1,900.00	90%	1.59	$24.310	143.10%
1,800.00	80%	1.59	$22.720	127.20%
1,700.00	70%	1.59	$21.130	111.30%
1,600.00	60%	1.59	$19.540	95.40%
1,500.00	50%	1.59	$17.950	79.50%
1,400.00	40%	1.59	$16.360	63.60%
1,300.00	30%	1.59	$14.770	47.70%
1,200.00	20%	1.59	$13.180	31.80%
1,100.00	10%	1.59	$11.590	15.90%
1,050.00	5%	1.59	$10.795	7.95%
1,000.00	0%	N/A	$10.000	0.00%
950.00	-5%	N/A	$10.000	0.00%
900.00	-10%	N/A	$10.000	0.00%
850.00	-15%	N/A	$10.000	0.00%
750.00	-25%	N/A	$10.000	0.00%
600.00	-40%	N/A	$8.500	-15.00%
500.00	-50%	N/A	$7.500	-25.00%
400.00	-60%	N/A	$6.500	-35.00%
300.00	-70%	N/A	$5.500	-45.00%
200.00	-80%	N/A	$4.500	-55.00%
100.00	-90%	N/A	$3.500	-65.00%
0.00	-100%	N/A	$2.500	-75.00%

* The Underlying Index Return excludes cash dividend payments on the stocks included in the applicable Underlying Index.

** This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Underlying Indices. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ materially and adversely from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in an Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in an Underlying Index is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Indices or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Indices or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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The S&P 500® Index

Description of the S&P 500® Index (the “SPX”)

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of February 28, 2019 were: Information Technology, Health Care, Financials, Communication Services and Consumer Discretionary.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-43 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from March 27, 2009 to March 27, 2019, as reported on the Bloomberg Professional® service (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the SPX should not be taken as an indication of its future performance.

Source: Bloomberg

The Russell 2000® Index

Description of the Russell 2000® Index (the “RTY”)

The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The top 5 industry groups by market capitalization as of February 28, 2019 were: Financial Services, Health Care, Consumer Discretionary, Technology and Producer Durables.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-37 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from March 27, 2009 to March 27, 2019, as reported on Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the RTY should not be taken as an indication of its future performance.

Source: Bloomberg

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Correlation of the Underlying Indices

The following graph sets forth the historical performances of the S&P 500® Index and the Russell 2000® Index from March 27, 2009 through March 27, 2019, based on the daily Official Closing Levels of the Underlying Indices. For comparison purposes, each Underlying Index has been normalized to have a closing level of 100.00 on March 27, 2009 by dividing the Official Closing Level of that Underlying Index on each day by the Official Closing Level of that Underlying Index on March 27, 2009 and multiplying by 100.00.

We obtained the Official Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlying Indices should not be taken as an indication of future performance. Future performance of the Underlying Indices may differ significantly from historical performance, and no assurance can be given as to the Official Closing Levels of the Underlying Indices during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performances of the Underlying Indices will result in the return of any of the principal amount.

Historical Performance of the S&P 500® Index and the Russell 2000® Index

PAST PERFORMANCE OF THE UNDERLYING INDICES IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of Underlying Indices over a given period, the more positively correlated those Underlying Indices are. The graph above illustrates the historical performance of each of the Underlying Indices relative to the other Underlying Index over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying Index has historically been to another. For additional information, see the information set forth above under “Key Risks –Because the Securities Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of You Sustaining a Significant Loss on Your Investment.”

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a loss of principal at Maturity. However, even if two Underlying Indices have a higher positive correlation, one or more of those Underlying Indices might close below its Downside Threshold on the Final Valuation Date, as the Underlying Indices may decrease in value together.

The terms of the Securities will be based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Securities are set.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining each Underlying Index Return. If a Market Disruption Event exists with respect to an Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying Index on the scheduled trading day preceding the date of acceleration, the determination of the Underlying Index Return of such Underlying Index will be made on such date, irrespective of the existence of a Market Disruption Event with respect to the other Underlying Index occurring on such date.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price to the public less the underwriting discount indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover of this free writing prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the accompanying prospectus supplement.

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